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                                                                     Exhibit 4.2

     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of December 17, 1997, is between MOTORS & GEARS, INC., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, as trustee (herein called the "Trustee").


                             PRELIMINARY STATEMENT

     The Company and the Trustee have entered into an Indenture, dated as of November 7, 1996 (the "Indenture"), with respect to the Company's 10 3/4% Senior Notes due 2006. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

     Section 9.02 of the Indenture provides that, under certain circumstances, a supplemental indenture may be entered into by the Company and the Trustee with the written consent of the Holders of at least a majority in principal amount of the then outstanding Senior Notes. In accordance with the terms of Sections
9.02 and 9.06 of the Indenture, the Company has, by resolution of the Board of Directors, authorized this First Supplemental Indenture. The Trustee has determined that this First Supplemental Indenture is in form satisfactory to it.

     The Company has solicited consents to proposed amendments to the Indenture, pursuant to the Consent Solicitation Statement, dated December 10, 1997 (as the same may be amended, supplemented or otherwise modified from time to time, the "Consent Solicitation"). This First Supplemental Indenture evidences the proposed amendments described in the Consent Solicitation.

     All things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities issued under the Indenture from and after the date of this First Supplemental Indenture, as follows:

     Section 1.  Amendment to the Indenture
                 --------------------------

     (a) Section. Definitions. The following definitions are amended and restated in their entirety, or added to Section 1.01
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of the Indenture in their alphabetically appropriate place, as applicable, to read as follows:

     "Cash Flow" means, for any given period and Person, the sum of, without duplication, Consolidated Net Income, plus (a) the portion of Net Income attributable to the minority interests in its Subsidiaries, to the extent not included in calculating Consolidated Net Income, plus (b) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (c) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (d) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus (e) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees, including those in connection with the Offering, the Series C Offering and the Refinancing Plan, in each case, to the extent deducted in computing Consolidated Net Income), plus (f) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus (g) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus (h) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus (i) any extraordinary or non-recurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income, plus (j) to the extent not covered in clause (e) above, fees paid or payable in respect of the TJC Agreement to the extent deducted in computing Consolidated Net Income, plus (k) the net loss of any Person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus (l) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income; provided, however, that if any such calculation includes any period during which an acquisition or sale of a Person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

     "Consolidated Interest Expense" means, for any given period and Person, the aggregate of the interest expense in respect of all Indebtedness of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest

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portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Offering, the Series C Offering and the Refinancing Plan and the application of the net proceeds therefrom or any other refinancing of Indebtedness will be excluded.

     "JI Properties Services Agreement" means the properties services agreement, dated as of July 25, 1997, between the Company and each of its Subsidiaries and Jordan Industries, as in effect on the date of original issuance of the Series C Senior Notes.

     "Junior Seller Notes" mean the subordinated promissory note, dated September 22, 1995, issued by Merkle-Korff Industries, Inc., in the principal amount of $5.0 million, and maturing on December 31, 2003 and the subordinated promissory note, dated October 27, 1997, issued by Electrical Design Company, in the principal amount of $4.0 million, and maturing on December 31, 2002, each as in effect on the date of the original issuance of the Series C Senior Notes.

     "New Subsidiary Advisory Agreement" means the advisory agreement, dated July 25, 1997, between the Company and each of its subsidiaries and Jordan Industries, as in effect on the date of the original issuance of the Series C Senior Notes.

     "New Subsidiary Consulting Agreement" means the management consulting agreement, dated July 25, 1997, between the Company and each of its Subsidiaries and Jordan Industries, as in effect on the date of the original issuance of the Series C Senior Notes.

     "New TJC Management Consulting Agreement" means the management consulting agreement, dated July 25, 1997, between Jordan Industries and TJC Management Corp., as in effect on the date of the original issuance of the Series C Senior Notes.

     "Offering Circular" means the Offering Circular, dated December 10, 1997, relating to the Company's offering and placement of the Series C Senior Notes.

     "Other Permitted Indebtedness" means: (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of the date of original issuance of the Series C Senior Notes; (ii) Indebtedness of the Company and its Restricted Subsidiaries in

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respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect to reimbursement-type obligations regarding workers' compensation claims; (iii) Refinancing Indebtedness, provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Indebtedness, and (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the Senior Notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; (iv) intercompany Indebtedness of and among the Company and its Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of the Company not issued in compliance with Section 4.15; (v) Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with making permitted Restricted Payments under clauses (iii) or (iv), but only to the extent that such Indebtedness is provided by the Company or a Restricted Subsidiary, or (xi) of Section 4.05(b); (vi) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the Series C Senior Notes, provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and the Company and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness; (vii) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations; (viii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business; (ix) Indebtedness of any Person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not issued by such Person in connection with or in anticipation of such acquisition;
(x) guarantees by Restricted Subsidiaries of Indebtedness of any Restricted Subsidiary if such Indebtedness so guaranteed is permitted under the Indenture;
(xi) guarantees by a Restricted Subsidiary of Indebtedness of the Company if the Indebtedness so guaranteed is permitted under the Indenture and the Senior Notes are guaranteed by such Restricted Subsidiary to the extent required by Section 4.15; (xii)

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guarantees by the Company of Indebtedness of any Restricted Subsidiary if the
Indebtedness so guaranteed is permitted under the Indenture; (xiii) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;
(xiv) Indebtedness of the Company and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets; (xv) Indebtedness of the Restricted Subsidiaries in respect of the Junior Seller Notes; (xvi) Indebtedness of the Restricted Subsidiaries in respect of the MK Installment Note and the MK Installment Note LC Facility; and (xvii) Indebtedness of the Company and its Restricted Subsidiaries in respect of the Contingent Earnout Agreement.

     "Senior Indebtedness" means: (i) all Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the date of issuance of the Senior Notes or thereafter created, incurred or assumed, of the following types: (A) all Indebtedness of the Company (including without limitation the Senior Notes and the Series C Senior Notes) for money borrowed, and (B) all Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all capitalized lease obligations of the Company; (iii) all Obligations of the Company: (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) all constituting Hedging Obligations, or (C) issued as the deferred purchase price of property and all conditional sale Obligations of the Company and all Obligations of the Company under any title retention agreement; (iv) all guarantees of the Company with respect to Obligations of other Persons of the type referred to in clauses (ii) and (iii) and with respect to the payment of dividends of other Persons; and (v) all Obligations of the Company consisting of modifications, renewals, extensions, replacements and refundings of any Obligations described in clauses (i), (ii),
(iii) or (iv) unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Obligations are subordinated or junior in right of payment to the Senior Notes; provided, however, that Senior Indebtedness shall not be deemed to include: (1) any Obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, guarantee or Obligation

                                       5
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of the Company that is contractually subordinated or junior in any respect to any other Indebtedness, guarantee or Obligation of the Company, or (5) any Indebtedness to the extent the same is incurred in violation of the Indenture. Senior Indebtedness shall include all Obligations in respect of the Senior Notes and the Series C Senior Notes and the Indenture.

     To the extent any payment on the Senior Notes, whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise, is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Notes or part thereof originally intended to be satisfied by such payment shall be deemed to be reinstated and outstanding as if such payment had not occurred.

     "Series C Offering" means the offer and sale of the Series C Senior Notes as contemplated by the Offering Circular.

     "Series C Senior Notes" means the Company's 10 3/4% Series C and Series D Notes due 2006.

     "Transition Agreement" means the transition agreement, dated as of July 25, 1997, between the Company and Jordan Industries, as in effect on the date of original issuance of the Series C Senior Notes.

     (b) The following Sections of the Indenture are hereby amended and restated in their entirety, or added to the Indenture in their numerically predetermined place, to read as follows:

      Section 4.05. Limitation on Restricted Payments.

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary and other than dividends or distributions payable by a Restricted Subsidiary to another Restricted Subsidiary or to the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interest purchased from the Company or any Restricted Subsidiary for fair market value (as determined by the Board of Directors in good faith); (iii) voluntarily prepay Subordinated Indebtedness, whether any such Subordinated Indebtedness is outstanding on, or

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issued after, the date of original issuance of the Senior Notes except as specifically permitted by the covenants of this Indenture; (iv) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments, being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

     (A) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, or

     (B) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma basis, the Company shall not be able to issue $1.00 of additional Indebtedness pursuant to Section 4.07(a), or

     (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the Series C Senior Notes, without duplication, exceeds the sum of (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of original issuance of the Series C Senior Notes and ended as of the Company's most recently ended fiscal quarter at the time of such Restricted Payment, plus (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by the Company from the issue or sale of Capital Stock or other Equity Interests of the Company subsequent to the date of original issuance of the Series C Senior Notes (other than (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock), plus (3) $5,000,000, plus (4) the amount by which the principal amount of and any accrued interest on either (x) Senior Indebtedness of the Company or (y) any Indebtedness of any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange other than by a Restricted Subsidiary subsequent to the date of original issuance of the Series C Senior Notes of any Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Capital Stock

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          or other Equity Interests (other than Disqualified Stock) of the
          Company or any Restricted Subsidiaries (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to Persons other than the Company or any other Restricted Subsidiary) upon such conversion or exchange), plus (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the deemed Restricted Payment resulting therefrom and determined in accordance with the second sentence of Section 4.16; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to Section 4.05(b)(iii).

     (b) Notwithstanding Section 4.05(a), the following Restricted Payments may be made: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would comply with all the provisions hereof (including, but not limited to, this Section 4.05); (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $20,000,000 after the date of original issuance of the Series C Senior Notes (it being understood that if any Restricted Investment after the date of original issuance of the Series C Senior Notes pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any Person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this Section 4.05(b)(ii), so that up to $20,000,000 of Restricted Investments may be outstanding under this Section 4.05(b)(ii) at any given time; provided that any Restricted Investment in a Restricted Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith); (iii) the repurchase, redemption, retirement or acquisition of the Company's stock from the executives, management, employees or consultants of the Company or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, up to an aggregate amount not to exceed $5,000,000; (iv) any loans, advances, distributions or payments from the Company to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted

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Subsidiary to the Company or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations; (v) investments in marketable securities and other negotiable instruments through the William Penn Funds (including the William Penn Interest Income Fund); (vi) the purchase, redemption, retirement or other acquisition of (A) any Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiaries required by its terms to be purchased, redeemed, retired or acquired with the net proceeds from asset sales (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) or upon a change of control (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) and (B) the Senior Notes pursuant to Sections 4.13 and 4.14; (vii) the payment of (A) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and the Company's Obligations to pay such fees under the TJC Agreement shall be subordinated expressly to the Company's Obligations in respect of the Senior Notes, and (B) indemnities, expenses and other amounts under the TJC Agreement; (viii) to the extent constituting Restricted Payments, payments under the Tax Sharing Agreement, New Subsidiary Consulting Agreement, Transition Agreement and the JI Properties Services Agreement; (ix) to the extent constituting Restricted Payments, payments under the New Subsidiary Advisory Agreement, provided such payments will not be made and shall be accrued so long as any Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and the Company's obligations to pay such fees under the New Subsidiary Advisory Agreement shall be subordinated expressly to the Company's Obligations in respect of the Senior Notes and indemnities, expenses and other amounts under the New Subsidiary Advisory Agreement; (x) the redemption, repurchase, retirement or the acquisition of any Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from this
Section 4.05(a)(iv)(c)(1) and (c)(2); (xi) the defeasance, redemption or repurchase of pari passu or Subordinated Indebtedness with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock or other Equity Interests of the Company or of a Restricted Subsidiary (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income

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resulting therefrom, shall be excluded from this Section 4.05(a)(iv)(c)(1) and
(c)(2); (xii) payments of fees, expenses and indemnities in respect of the Company's and its Subsidiaries' directors and such payments to Parent (and its parent companies) in respect of their directors, provided that the aggregate amount of such fees payable to all such directors does not exceed $250,000 in any fiscal year; (xiii) payments to Parent (and its parent companies) in respect of accounting, legal or other professional or administrative expenses or reimbursements or franchise or similar taxes and governmental charges incurred by them relating to the business, operations or finances of the Company and its Subsidiaries and in respect of fees and related expenses associated with their registration statements filed with the Commission and subsequent ongoing public reporting requirements; (xiv) so long as Parent files consolidated income tax returns which include the Company, payments to Parent (and its parent companies) pursuant to the Tax Sharing Agreement; (xv) payments in respect of the Junior Seller Notes, the MK Installment Note and the MK Installment Note LC Facility;
(xvi) payments in connection with the Imperial Acquisitions, the Offering, the Series C Offering and the Refinancing Plan; (xvii) payments in respect of the Contingent Earnout Agreement; (xviii) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Restricted Subsidiary, provided, that if such sale, transfer or disposition constitutes an Asset Sale, the Company complies with
Section 4.14; (xix) any Restricted Investment constituting securities or instruments of a Person issued in exchange for trade or other claims against such Person in connection with a financial reorganization or restructuring of such Person; and (xx) any Restricted Investment constituting an equity investment in a Receivables Subsidiary.

      Section 4.07. Limitation on Incurrence of Indebtedness.

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Senior Notes and the Series C Senior Notes in an amount not to exceed $270 million in the aggregate) unless the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.00 to 1, if such date is on or prior to November 15, 1998, and 2.25 to 1 thereafter, in each case determined on a Pro Forma basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four-quarter period had been issued at the beginning of such four-quarter period.

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     (b) Section 4.07(a) shall not apply to the issuance of (i) Indebtedness of the Company and/or its Restricted Subsidiaries as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding the greater of (A) $115,000,000 aggregate principal amount pursuant to the New Credit Agreement and (B) an aggregate principal amount up to the sum of (1) 85% of the book value of the Receivables of the Company and its Restricted Subsidiaries on a consolidated basis and (2) 65% of the book value of the inventories of the Company and its Restricted Subsidiaries on a consolidated basis; provided that the aggregate principal amount of Indebtedness outstanding under this clause (i) together with the aggregate principal amount of Indebtedness outstanding under clause (iv) below shall not exceed $120.0 million in aggregate principal amount at any one time outstanding;
(ii) Indebtedness of the Company and its Restricted Subsidiaries pursuant to any Receivables Financing; (iii) Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to (A) their properties, assets and rights as of the date of original issuance of the Series C Senior Notes up to $5,000,000 in aggregate principal amount or (B) their properties, assets and rights acquired after the date of original issuance of the Series C Senior Notes, provided that the aggregate principal amount of such Indebtedness under this Section 4.07(b)(iii)(B) does not exceed 100% of the cost of such properties, assets and rights; (iv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount up to $25,000,000 (all or any portion of which may be issued as additional Indebtedness under the New Credit Agreement); provided that the aggregate principal amount of Indebtedness outstanding under this clause (iv) together with the aggregate principal amount of Indebtedness outstanding under clause (i) above shall not exceed $120.0 million in aggregate principal amount at any one time outstanding; and (v) Other Permitted Indebtedness.

     (c) Notwithstanding Sections 4.07(a) and (b), no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of the Company except for guarantees issued by Restricted Subsidiaries pursuant to
Section 4.15, provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

      Section 4.08. Limitation on Transactions With Affiliates.

     (a) Except as otherwise set forth herein, neither the Company nor any of its Restricted Subsidiaries shall make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties

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or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan, an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated Person.

     (b) The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $5,000,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of the Company in good faith), unless the Company delivers to the Trustee: (i) a resolution of the Board of Directors stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of this Indenture; and (ii)(A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) or (B) above, a written certification from a nationally recognized professional experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     (c) Notwithstanding Sections 4.08(a) and (b), this Section 4.08 shall not apply to (i) transactions between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; (ii) payments under the New Subsidiary Advisory Agreement, the New Subsidiary Consulting Agreement, the Transition Agreement, the JII Properties Services Agreement and the Tax Sharing Agreement;
(iii) payments under the Contingent Earnout Agreement; (iv) any other payments or transactions permitted pursuant to Section 4.05; (v) reasonable compensation paid to officers, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or executives; (vi) transactions in connection with a Receivables

Financing; or (vii) payments and transactions in connection with the Imperial Acquisitions, the Refinancing Plan, the Offering and the Series C Offering.

     Section 2. Effectiveness; Termination
                --------------------------

     (a) This First Supplemental Indenture is entered into pursuant to and consistent with Section 9.02 of the Indenture, and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of each Holder pursuant to clauses (1) through (6) of the last paragraph of Section 9.02.

     (b) This First Supplemental Indenture shall become effective and binding on the Company, the Trustee and the Holders of the Senior Notes upon the execution and delivery by the parties to this First Supplemental Indenture; provided, however, that the provisions of the Indenture referred to in Section 1 above (such provisions being referred to as the "Amended Provisions") will remain in effect in the form they existed prior to the execution of this First Supplemental Indenture, the deletions the amendments of the Amended Provisions will not become operative, and the terms of the Indenture will not be amended, modified or deleted, in each case until the date and time (the "Payment Date") that the Company pays the Consent Payments to the Trustee. Upon the Payment Date, the Amended Provisions will automatically be deleted or modified as contemplated by Section 1 above.

     Section 3.  Reference to and Effect on the Indenture.
                 ----------------------------------------

     (a) On and after the Payment Date, each reference in the Indenture to "the Indenture," "this Indenture," "hereunder," "hereof" or "herein" shall mean and be a reference to the Indenture as supplemented by this First Supplemental Indenture unless the context otherwise requires.

     (b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

     Section 4.  Governing Law.
                 -------------

     This First Supplemental Indenture shall be construed and enforced in accordance with, and interpreted under, the internal laws of the State of New York, without reference to the conflict of laws provisions thereof.

     Section 5.  Counterparts and Methods of Execution.
                 -------------------------------------

     This First Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

     Section 6.  Titles.
                 ------

     Section titles are for descriptive purposes only and shall not control or alter the meaning of this First Supplemental Indenture as set forth in the text.

     IN WITNESS WHEREOF, the Company and the Trustee have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.

                                    MOTORS & GEARS



                                    By: /s/ Norman Bates
                                       ---------------------------

                                    Its: CFO
                                        --------------------------



                                    STATE STREET BANK AND TRUST
                                       COMPANY, as Trustee



                                    By: /s/ Jacqueline Connor
                                       ---------------------------


                                    Its: Assistant Vice President
                                        --------------------------

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